Exhibit 99.1

First US Bancshares, Inc. Reports Second Quarter and Year-to-Date Earnings: Six-month Diluted EPS Growth of $0.04 Over 2023

BIRMINGHAM, AL (July 24, 2024) – Second Quarter Highlights:

Net Income	Diluted Earnings per share	Return on average assets (annualized)	Return on average common equity (annualized)	Return on average tangible common equity (annualized) (1)	Loans to deposits
$2.1 million	$0.34	0.80%	9.23%	10.05%	85.8%

First US Bancshares, Inc. (Nasdaq: FUSB) (the “Company”), the parent company of First US Bank (the “Bank”), today reported net income of $2.1 million, or $0.34 per diluted share, for the quarter ended June 30, 2024 (“2Q2024”), compared to $2.1 million, or $0.34 per diluted share, for the quarter ended March 31, 2024 (“1Q2024”) and $2.0 million, or $0.31 per diluted share, for the quarter ended June 30, 2023 (“2Q2023”). For the six months ended June 30, 2024, net income totaled $4.2 million, or $0.68 per diluted share, compared to $4.1 million, or $0.64 per diluted share.

The table below summarizes selected financial data for each of the periods presented.

	Quarter Ended					Six Months Ended
	2024		2023			2024	2023
	June 30,	March 31,	December 31,	September 30,	June 30,	June 30,	June 30,
Results of Operations:	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Interest income	$14,546	$14,277	$13,945	$13,902	$12,999	$28,823	$24,959
Interest expense	5,370	5,237	4,835	4,419	3,676	10,607	6,202
Net interest income	9,176	9,040	9,110	9,483	9,323	18,216	18,757
Provision for (recovery of) credit losses	-	-	(434)	184	300	—	569
Net interest income after provision for (recovery of) credit losses	9,176	9,040	9,544	9,299	9,023	18,216	18,188
Non-interest income	835	865	916	837	799	1,700	1,628
Non-interest expense	7,272	7,147	7,401	7,319	7,151	14,419	14,421
Income before income taxes	2,739	2,758	3,059	2,817	2,671	5,497	5,395
Provision for income taxes	612	651	782	704	648	1,263	1,300
Net income	$2,127	$2,107	$2,277	$2,113	$2,023	$4,234	$4,095
Per Share Data:
Basic net income per share	$0.36	$0.36	$0.38	$0.35	$0.34	$0.72	$0.69
Diluted net income per share	$0.34	$0.34	$0.36	$0.33	$0.31	$0.68	$0.64
Dividends declared	$0.05	$0.05	$0.05	$0.05	$0.05	$0.10	$0.10
Key Measures (Period End):
Total assets	$1,083,313	$1,070,541	$1,072,940	$1,065,239	$1,068,126
Tangible assets (1)	1,075,781	1,062,972	1,065,334	1,057,597	1,060,435
Total loans	819,126	822,941	821,791	815,300	814,494
Allowance for credit losses ("ACL") on loans and leases	10,227	10,436	10,507	11,380	11,536
Investment securities, net	144,876	126,363	136,669	127,823	124,404
Total deposits	954,455	943,268	950,191	927,038	932,628
Short-term borrowings	15,000	15,000	10,000	30,000	30,000
Long-term borrowings	10,836	10,817	10,799	10,781	10,763
Total shareholders’ equity	93,836	92,326	90,593	87,408	85,725
Tangible common equity (1)	86,304	84,757	82,987	79,766	78,034
Book value per common share	16.34	15.95	15.80	14.88	14.59
Tangible book value per common share (1)	15.03	14.65	14.47	13.58	13.28
Key Ratios:
Return on average assets (annualized)	0.80%	0.80%	0.86%	0.80%	0.79%	0.80%	0.82%
Return on average common equity (annualized)	9.23%	9.25%	10.31%	9.65%	9.48%	9.24%	9.74%
Return on average tangible common equity (annualized) (1)	10.05%	10.08%	11.29%	10.58%	10.41%	10.06%	10.72%
Net interest margin	3.69%	3.65%	3.67%	3.79%	3.88%	3.67%	4.00%
Efficiency ratio (2)	72.6%	72.2%	73.8%	70.9%	70.6%	72.4%	70.7%
Total loans to deposits	85.8%	87.2%	86.5%	87.9%	87.3%
Total loans to assets	75.6%	76.9%	76.6%	76.5%	76.3%
Common equity to total assets	8.66%	8.62%	8.44%	8.21%	8.03%
Tangible common equity to tangible assets (1)	8.02%	7.97%	7.79%	7.54%	7.36%
Tier 1 leverage ratio (3)	9.46%	9.37%	9.36%	9.09%	9.19%
ACL on loans and leases as % of total loans	1.25%	1.27%	1.28%	1.40%	1.42%
Nonperforming assets as % of total assets	0.27%	0.28%	0.28%	0.29%	0.15%
Net charge-offs as a percentage of average loans	0.10%	0.09%	0.19%	0.10%	0.14%	0.10%	0.14%

(1) Refer to Non-GAAP reconciliation of tangible balances and measures beginning on page 10.

First US Bancshares, Inc. Reports Second Quarter 2024 Results

July 24, 2024

(2) Efficiency ratio = non-interest expense / (net interest income + non-interest income)
(3) First US Bank Tier 1 leverage ratio

First US Bancshares, Inc. Reports Second Quarter 2024 Results

July 24, 2024

CEO Commentary

“We are pleased to report another quarter of consistent earnings, as well as improved year-to-date earnings amid a volatile economic environment,” stated James F. House, President and CEO of the Company. “Our team remains focused on managing the fundamentals of our business, and while we have not seen loan growth this year, we are well positioned to benefit from future asset growth opportunities as they arise. Early in 2Q2024, we increased our investment portfolio to further enhance the Company’s strong liquidity position and to take advantage of the higher interest rate environment. These purchases accelerated the repricing of earning assets during the quarter and, combined with continued pricing discipline on deposits and borrowings, led to quarter-over-quarter expansion of net interest margin for the first time since the fourth quarter of 2022. As we move into the second half of the year, we remain cautiously optimistic about economic circumstances. Inflation has slowed considerably from the peaks of 2022; however, certain fundamentals continue to point to the possibility that inflation and interest rates may remain at levels higher than market expectations would indicate. Accordingly, we will remain vigilant in the management of the Company’s balance sheet with an eye toward multiple possibilities,” continued Mr. House.

Financial Results

Loans and Leases – The table below summarizes loan balances by portfolio category as of the end of each of the most recent five quarters.

	Quarter Ended
	2024		2023
	June 30,	March 31,	December 31,	September 30,	June 30,
	(Dollars in Thousands)
	(Unaudited)	(Unaudited)		(Unaudited)	(Unaudited)
Real estate loans:
Construction, land development and other land loans	$72,183	$102,282	$88,140	$90,051	$91,231
Secured by 1-4 family residential properties	70,272	74,361	76,200	83,876	85,101
Secured by multi-family residential properties	97,527	62,145	62,397	56,506	54,719
Secured by non-farm, non-residential properties	218,386	212,465	213,586	199,116	204,270
Commercial and industrial loans	46,249	57,112	60,515	59,369	60,568
Consumer loans:
Direct	5,272	5,590	5,938	6,544	7,593
Branch retail	6,879	7,794	8,670	9,648	10,830
Indirect	302,358	301,192	306,345	310,190	300,182
Total loans and leases held for investment	$819,126	$822,941	$821,791	$815,300	$814,494
Allowance for credit losses on loans and leases	10,227	10,436	10,507	11,380	11,536
Net loans and leases held for investment	$808,899	$812,505	$811,284	$803,920	$802,958

Total loan volume decreased by $3.8 million, or 0.5%, in 2Q2024, driven primarily by reductions in commercial and industrial loans and 1-4 family residential loans. These reductions were partially offset by growth in commercial real estate (non-farm, non-residential), multi-family residential, and indirect consumer loans. In addition, approximately $30.7 million in multi-family construction loans went into service and were transferred from the construction category to the multi-family category during 2Q2024. During the six months ended June 30, 2024, total loans decreased by $2.7 million, or 0.3%. Average total loan balances decreased by $2.4 million, or 0.3%, during 2Q2024, compared to 1Q2024. While the Company experienced modest loan decreases during 2Q2024, average loans remained higher during both the three- and six-month periods ended June 30, 2024 than the corresponding periods of 2023. Comparing 2Q2024 to 2Q2023, average loan balances increased by $27.2 million, or 3.4%. For the six months ended June 30, 2024, average loan balances increased by $39.1 million, or 5.0%, compared to the six months ended June 30, 2023.

Net Interest Income and Margin – Net interest income for 2Q2024 totaled $9.2 million, an increase from $9.0 million in 1Q2024, and a decrease from $9.3 million in 2Q2023. The increase compared to 1Q2024 resulted primarily from an increase in net interest margin of 4 basis points comparing the two quarters, due primarily to the aforementioned purchases of investment securities. Compared to 2Q2023, the reduction resulted from net interest margin compression that totaled 19 basis points as interest-bearing liabilities repriced at a faster pace than interest-bearing assets, particularly during 2023. Net interest margin was 3.69% in 2Q2024, compared to 3.65% in 1Q2024, and 3.88% in 2Q2023. For the six months ended June 30, 2024, net interest margin totaled 3.67%, compared to 4.00% for the six months ended June 30, 2023. In the wake of the rising interest rate environment that began in 2022, the Company’s net interest margin compressed for five consecutive quarters through 1Q2024, before expanding by 4 basis points in 2Q2024. The expansion of margin in 2Q2024 compared to 1Q2024 was attributable to increases in both average

First US Bancshares, Inc. Reports Second Quarter 2024 Results

July 24, 2024

investment securities and yields on investment securities that enabled interest-earning assets to reprice at a faster pace than interest-bearing liabilities during the quarter.

Deposit Growth – Total deposits increased by $11.2 million, or 1.2%, during 2Q2024, due primarily to growth in non-interest bearing demand and interest-bearing time deposits, partially offset by decreases in interest-bearing demand deposits. The shift to interest-bearing time deposits is consistent with deposit holders seeking to maximize interest earnings over time. The majority of growth in time deposits during the first six months of 2024 was in instruments with maturities of less than 12 months, and was partially offset by a reduction in wholesale brokered time deposits of $4.8 million during 2Q2024. Core deposits, which exclude time deposits of $250 thousand or more and all wholesale brokered deposits, totaled $813.4 million, or 85.2% of total deposits as of June 30, 2024, compared to $819.5 million, or 86.2% of total deposits, as of December 31, 2023.

Deployment of Funds – As of June 30, 2024, the Company held cash and federal funds sold balances totaling $63.7 million, or 5.9% of total assets, compared to $59.8 million, or 5.6% of total assets, as of December 31, 2023. Investment securities, including both the available-for-sale and held-to-maturity portfolios, totaled $144.9 million as of June 30, 2024, compared to $136.7 million as of December 31, 2023. During the six months ended June 30, 2024, $27.5 million was invested in taxable U.S. agency-sponsored bonds, resulting in improved yields in the investment portfolio. Accordingly, the weighted average yield of the taxable investment portfolio increased to 3.13% during 2Q2024, compared to 2.59% during 1Q2024, and 2.14% during 2Q2023. As of June 30, 2024, the expected average life of securities in the investment portfolio was 4.3 years, compared to 3.9 years as of December 31, 2023. In the current higher interest rate environment, management continues to seek opportunities to reconfigure the investment portfolio with higher yielding assets as cash flows become available.

Provision for Credit Losses – No provision for credit losses was recorded by the Company during the six months ended June 30, 2024, compared to a provision of $0.6 million for the six months ended June 30, 2023. The Company’s determination that no provisioning was required during the first six months of 2024 was due to loan portfolio balance reductions (in particular, consumer balances which generally contain higher loss ratios) combined with a decrease in unfunded lending commitments. As of June 30, 2024, the Company’s allowance for credit losses on loans and leases as a percentage of total loans was 1.25%, compared to 1.28% as of December 31, 2023.

Asset Quality – Nonperforming assets, including loans in non-accrual status and OREO, totaled $2.9 million as of June 30, 2024, compared to $3.0 million as of December 31, 2023. As a percentage of total assets, nonperforming assets totaled 0.27% as of June 30, 2024, compared to 0.28% as of December 31, 2023. Annualized net charge-offs as a percentage of average loans during 2Q2024 totaled 0.10%, compared to 0.09% during 1Q2024 and 0.14% during 2Q2023.

Non-interest Income – Non-interest income totaled $0.8 million in 2Q2024, compared to $0.9 million in 1Q2024 and $0.8 million in 2Q2023. For the six months ended June 30, 2024, non-interest income totaled $1.7 million, compared to $1.6 million for the six months ended June 30, 2023.

Non-interest Expense – Non-interest expense totaled $7.3 million in 2Q2024, compared to $7.1 million in 1Q2024, and $7.2 million in 2Q2023. For both the six months ended June 30, 2024 and 2023, non-interest expense totaled $14.4 million. While non-interest expense remained consistent comparing the two six month periods, in 2024 the Company experienced increases in expenses associated with occupancy and equipment and professional services that were offset by decreases in salaries and employee benefits and other expense. The increases associated with occupancy and professional services in 2024 resulted from a variety of activities, including increases in costs associated with growth in banking centers, as well as increases in legal, accounting and auditing fees. The reduction in salaries and benefits during the first six months of 2024, compared to the first six months of 2023 resulted from the ongoing effects of reductions in staff levels attained through strategic initiatives implemented by the Company in prior years.

Shareholders’ Equity – As of June 30, 2024, shareholders’ equity totaled $93.8 million, or 8.66% of total assets, compared to $90.6 million, or 8.44% of total assets, as of December 31, 2023. The increase in shareholders’ equity during the six months ended June 30, 2024 resulted primarily from earnings, net of dividends paid and repurchases of shares of the Company's common stock. The Company’s ratio of tangible common equity to tangible assets was 8.02% as of June 30, 2024, compared to 7.79% as of December 31, 2023.

Cash Dividend – The Company declared a cash dividend of $0.05 per share on its common stock in 2Q2024, consistent with 1Q2024 and all four quarters of 2023.

Share Repurchases – During 2Q2024, the Company completed the repurchase of 77,000 shares of its common stock at a weighted average price of $10.60 per share. The repurchases were completed under the Company’s previously announced share repurchase program. As of June 30, 2024, 382,313 shares remained available for repurchase under the program.

First US Bancshares, Inc. Reports Second Quarter 2024 Results

July 24, 2024

Regulatory Capital – During 2Q2024, the Bank continued to maintain capital ratios at higher levels than required to be considered a “well-capitalized” institution under applicable banking regulations. As of June 30, 2024, the Bank’s common equity Tier 1 capital and Tier 1 risk-based capital ratios were each 11.28%, its total capital ratio was 12.47%, and its Tier 1 leverage ratio was 9.46%.

Liquidity – As of June 30, 2024, the Company continued to maintain funding capacity sufficient to provide adequate liquidity for loan growth, capital expenditures and ongoing operations. The Company benefits from a strong core deposit base, a liquid investment securities portfolio and access to funding from a variety of sources, including federal funds lines with other banking institutions, Federal Home Loan Bank (FHLB) advances, the discount window of the Federal Reserve Bank (FRB), and brokered deposits.

Banking Center Growth – As part of the Company’s overall growth strategy, during 2Q2024, the Company opened a new banking center in the Bearden area of Knoxville, Tennessee that replaced the Bank’s previously existing Knoxville-Bearden location. It is anticipated that the new location will provide more favorable exposure to potential customers, while at the same time improving access to most of the Bank’s existing customers in the area. In addition, during 2Q2024, the Company commenced renovation of a banking center office in Daphne, Alabama that was purchased from another financial institution during 1Q2024. This location is expected to serve as the Bank’s initial deposit gathering facility in the Daphne/Mobile area, and it is anticipated that the location will open to the public in early 2025.

About First US Bancshares, Inc.

First US Bancshares, Inc. (the “Company”) is a bank holding company that operates banking offices in Alabama, Tennessee, and Virginia through First US Bank (the “Bank”). The Company files periodic reports with the U.S. Securities and Exchange Commission (the “SEC”). Copies of its filings may be obtained through the SEC’s website at www.sec.gov or at www.firstusbank.com. More information about the Company and the Bank may be obtained at www.firstusbank.com. The Company’s stock is traded on the Nasdaq Capital Market under the symbol “FUSB.”

Forward-Looking Statements

This press release contains forward-looking statements, as defined by federal securities laws. Statements contained in this press release that are not historical facts are forward-looking statements. These statements may address issues that involve significant risks, uncertainties, estimates and assumptions made by management. The Company undertakes no obligation to update these statements following the date of this press release, except as required by law. In addition, the Company, through its senior management, may make from time to time forward-looking public statements concerning the matters described herein. Such forward-looking statements are necessarily estimates reflecting the best judgment of the Company’s senior management based upon current information and involve a number of risks and uncertainties.

Certain factors that could affect the accuracy of such forward-looking statements and cause actual results to differ materially from those projected in such forward-looking statements are identified in the public filings made by the Company with the SEC, and forward-looking statements contained in this press release or in other public statements of the Company or its senior management should be considered in light of those factors. Such factors may include risk related to the Company's credit, including that if loan losses are greater than anticipated; the increased lending risks associated with commercial real estate lending; liquidity risks; the impact of national and local market conditions on the Company's business and operations; the rate of growth (or lack thereof) in the economy generally and in the Company’s service areas; strong competition in the banking industry; the impact of changes in interest rates and monetary policy on the Company’s performance and financial condition; the impact of technological changes in the banking and financial service industries and potential information system failures; cybersecurity and data privacy threats; the costs of complying with extensive governmental regulation; the impact of changing accounting standards and tax laws on the Company's allowance for credit losses and financial results; the possibility that acquisitions may not produce anticipated results and result in unforeseen integration difficulties; and other risk factors described from time to time in the Company’s public filings, including, but not limited to, the Company’s most recent Annual Report on Form 10-K. Relative to the Company’s dividend policy, the payment of cash dividends is subject to the discretion of the Board of Directors and will be determined in light of then-current conditions, including the Company’s earnings, leverage, operations, financial conditions, capital requirements and other factors deemed relevant by the Board of Directors. In the future, the Board of Directors may change the Company’s dividend policy, including the frequency or amount of any dividend, in light of then-existing conditions.

First US Bancshares, Inc. Reports Second Quarter 2024 Results

July 24, 2024

FIRST US BANCSHARES, INC. AND SUBSIDIARIES

NET INTEREST MARGIN

THREE MONTHS ENDED June 30, 2024 AND 2023

(Dollars in Thousands)

(Unaudited)

	Three Months Ended			Three Months Ended
	June 30, 2024			June 30, 2023
	Average Balance	Interest	Annualized Yield/ Rate %	Average Balance	Interest	Annualized Yield/ Rate %
ASSETS
Interest-earning assets:
Total loans	$819,590	$12,930	6.35%	$792,382	$11,764	5.95%
Taxable investment securities	142,094	1,105	3.13%	125,965	671	2.14%
Tax-exempt investment securities	1,018	3	1.19%	1,048	4	1.53%
Federal Home Loan Bank stock	969	19	7.89%	1,415	27	7.65%
Federal funds sold	4,850	66	5.47%	602	7	4.66%
Interest-bearing deposits in banks	30,965	423	5.49%	41,144	526	5.13%
Total interest-earning assets	999,486	14,546	5.85%	962,556	12,999	5.42%

Noninterest-earning assets	65,794			60,895
Total	$1,065,280			$1,023,451

LIABILITIES AND SHAREHOLDERS’ EQUITY
Interest-bearing deposits:
Demand deposits	$203,784	424	0.84%	$215,645	185	0.34%
Savings deposits	247,211	1,627	2.65%	224,512	1,155	2.06%
Time deposits	347,010	3,159	3.66%	298,418	1,982	2.66%
Total interest-bearing deposits	798,005	5,210	2.63%	738,575	3,322	1.80%
Noninterest-bearing demand deposits	151,117	—	—	158,379	—	—
Total deposits	949,122	5,210	2.21%	896,954	3,322	1.49%
Borrowings	14,838	160	4.34%	31,633	354	4.49%
Total funding costs	963,960	5,370	2.24%	928,587	3,676	1.59%

Other noninterest-bearing liabilities	8,638			9,204
Shareholders’ equity	92,682			85,660
Total	$1,065,280			$1,023,451

Net interest income		$9,176			$9,323
Net interest margin			3.69%			3.88%

First US Bancshares, Inc. Reports Second Quarter 2024 Results

July 24, 2024

FIRST US BANCSHARES, INC. AND SUBSIDIARIES

NET INTEREST MARGIN

SIX MONTHS ENDED June 30, 2024 AND 2023

(Dollars in Thousands)

(Unaudited)

	Six Months Ended			Six Months Ended
	June 30, 2024			June 30, 2023
	Average Balance	Interest	Annualized Yield/ Rate %	Average Balance	Interest	Annualized Yield/ Rate %
ASSETS
Interest-earning assets:
Total loans	$820,787	$25,783	6.32%	$781,686	$22,746	5.87%
Taxable investment securities	137,891	1,967	2.87%	127,892	1,351	2.13%
Tax-exempt investment securities	1,024	6	1.18%	1,053	7	1.34%
Federal Home Loan Bank stock	941	37	7.91%	1,524	55	7.28%
Federal funds sold	5,729	155	5.44%	1,591	36	4.56%
Interest-bearing deposits in banks	31,985	875	5.50%	30,892	764	4.99%
Total interest-earning assets	998,357	28,823	5.81%	944,638	24,959	5.33%

Noninterest-earning assets	66,808			61,612
Total	$1,065,165			$1,006,250

LIABILITIES AND SHAREHOLDERS’ EQUITY
Interest-bearing deposits:
Demand deposits	$202,522	676	0.67%	$221,480	381	0.35%
Savings deposits	253,816	3,511	2.78%	209,279	1,708	1.65%
Time deposits	341,916	6,122	3.60%	284,433	3,370	2.39%
Total interest-bearing deposits	798,254	10,309	2.60%	715,192	5,459	1.54%
Noninterest-bearing demand deposits	150,380	—	—	162,441	—	—
Total deposits	948,634	10,309	2.19%	877,633	5,459	1.25%
Borrowings	14,692	298	4.08%	34,412	743	4.35%
Total funding costs	963,326	10,607	2.21%	912,045	6,202	1.37%

Other noninterest-bearing liabilities	9,675			9,448
Shareholders’ equity	92,164			84,757
Total	$1,065,165			$1,006,250

Net interest income		$18,216			$18,757
Net interest margin			3.67%			4.00%

First US Bancshares, Inc. Reports Second Quarter 2024 Results

July 24, 2024

FIRST US BANCSHARES, INC. AND SUBSIDIARIES

INTERIM CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in Thousands, Except Per Share Data)

	June 30,	December 31,
	2024	2023
	(Unaudited)
ASSETS
Cash and due from banks	$11,601	$12,987
Interest-bearing deposits in banks	46,619	37,292
Total cash and cash equivalents	58,220	50,279
Federal funds sold	5,520	9,475
Investment securities available-for-sale, at fair value	144,008	135,565
Investment securities held-to-maturity, at amortized cost	868	1,104
Federal Home Loan Bank stock, at cost	1,494	1,201
Loans and leases held for investment	819,126	821,791
Less allowance for credit losses on loans and leases	10,227	10,507
Net loans and leases held for investment	808,899	811,284
Premises and equipment, net of accumulated depreciation	24,896	24,398
Cash surrender value of bank-owned life insurance	16,875	16,702
Accrued interest receivable	3,787	3,976
Goodwill and core deposit intangible, net	7,532	7,606
Other real estate owned	542	602
Other assets	10,672	10,748
Total assets	$1,083,313	$1,072,940
LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits:
Non-interest-bearing	$150,763	$153,591
Interest-bearing	803,692	796,600
Total deposits	954,455	950,191
Accrued interest expense	2,026	2,030
Other liabilities	7,160	9,327
Short-term borrowings	15,000	10,000
Long-term borrowings	10,836	10,799
Total liabilities	989,477	982,347
Shareholders’ equity:
Common stock, par value $0.01 per share, 10,000,000 shares authorized; 7,818,931 and 7,738,201 shares issued, respectively; 5,744,254 and 5,735,075 shares outstanding, respectively	78	75
Additional paid-in capital	15,200	14,972
Accumulated other comprehensive loss, net of tax	(6,368)	(6,431)
Retained earnings	113,615	109,959
Less treasury stock: 2,074,677 and 2,003,126 shares at cost, respectively	(28,689)	(27,982)
Total shareholders’ equity	93,836	90,593
Total liabilities and shareholders’ equity	$1,083,313	$1,072,940

First US Bancshares, Inc. Reports Second Quarter 2024 Results

July 24, 2024

FIRST US BANCSHARES, INC. AND SUBSIDIARIES

INTERIM CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in Thousands, Except Per Share Data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2024	2023	2024	2023
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Interest income:
Interest and fees on loans	$12,930	$11,764	$25,783	$22,746
Interest on investment securities	1,108	675	1,973	1,358
Interest on deposits in banks	423	526	875	764
Other	85	34	192	91
Total interest income	14,546	12,999	28,823	24,959

Interest expense:
Interest on deposits	5,210	3,322	10,309	5,459
Interest on borrowings	160	354	298	743
Total interest expense	5,370	3,676	10,607	6,202

Net interest income	9,176	9,323	18,216	18,757

Provision for credit losses	—	300	—	569

Net interest income after provision for credit losses	9,176	9,023	18,216	18,188

Non-interest income:
Service and other charges on deposit accounts	298	282	597	567
Lease income	253	235	510	466
Other income, net	284	282	593	595
Total non-interest income	835	799	1,700	1,628

Non-interest expense:
Salaries and employee benefits	3,890	3,968	7,978	8,190
Net occupancy and equipment	954	893	1,848	1,728
Computer services	444	430	887	851
Insurance expense and assessments	414	406	805	733
Fees for professional services	364	159	705	404
Other expense	1,206	1,295	2,196	2,515
Total non-interest expense	7,272	7,151	14,419	14,421

Income before income taxes	2,739	2,671	5,497	5,395
Provision for income taxes	612	648	1,263	1,300
Net income	$2,127	$2,023	$4,234	$4,095
Basic net income per share	$0.36	$0.34	$0.72	$0.69
Diluted net income per share	$0.34	$0.31	$0.68	$0.64
Dividends per share	$0.05	$0.05	$0.10	$0.10

First US Bancshares, Inc. Reports Second Quarter 2024 Results

July 24, 2024

Non-GAAP Financial Measures

In addition to the financial results presented in this press release that have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), the Company’s management believes that certain non-GAAP financial measures and ratios are beneficial to the reader. These non-GAAP measures have been provided to enhance overall understanding of the Company’s current financial performance and position. Management believes that these presentations provide meaningful comparisons of financial performance and position in various periods and can be used as a supplement to the GAAP-based measures presented in this press release. The non-GAAP financial results presented should not be considered in isolation or as a substitute for the most directly comparable or other financial measures calculated in accordance with GAAP. Management believes that both GAAP measures of the Company’s financial performance and the respective non-GAAP measures should be considered together.

The non-GAAP measures and ratios that have been provided in this press release include measures of liquidity, tangible assets and equity and certain ratios that include tangible assets and equity. Discussion of these measures and ratios is included below, along with reconciliations of such non-GAAP measures to GAAP amounts included in the consolidated financial statements previously presented in this press release.

Liquidity Measures

The table below provides information combining the Company’s on-balance sheet liquidity with readily available off-balance sheet sources of liquidity as of both June 30, 2024 and December 31, 2023.

	June 30, 2024	December 31, 2023
	(Dollars in Thousands)
	(Unaudited)	(Unaudited)
Liquidity from cash and federal funds sold:
Cash and cash equivalents	$58,220	$50,279
Federal funds sold	5,520	9,475
Liquidity from cash and federal funds sold	63,740	59,754
Liquidity from pledgable investment securities:
Investment securities available-for sale, at fair value	144,008	135,565
Investment securities held-to-maturity, at amortized cost	868	1,104
Less: securities pledged	(47,950)	(41,375)
Less: estimated collateral value discounts	(11,179)	(11,129)
Liquidity from pledgable investment securities	85,747	84,165
Liquidity from unused lendable collateral (loans) at FHLB	14,769	21,696
Liquidity from unused lendable collateral (loans and securities) at FRB	158,298	161,729
Unsecured lines of credit with banks	48,000	48,000
Total readily available liquidity	$370,554	$375,344

The table above calculates readily available liquidity by combining cash and cash equivalents, federal funds sold and unencumbered investment security values on the Company’s consolidated balance sheet with off-balance sheet liquidity that is readily available through unused collateral pledged to the FHLB and FRB, as well as unsecured lines of credit with other banks. Liquidity from pledgable investment securities and total readily available liquidity are non-GAAP measures used by management and regulators to analyze a portion of the Company's liquidity. Management uses these measures to evaluate the Company's liquidity position.

Pledgable investment securities are considered by management as a readily available source of liquidity since the Company has the ability to pledge the securities with the FHLB or FRB to obtain immediate funding. Both available-for-sale and held-for-maturity securities may be pledged at fair value with the FHLB and through the FRB discount window. The amounts shown as liquidity from pledgable investment securities represent total investment securities as recorded on the consolidated balance sheet, less reductions for securities already pledged and discounts expected to be taken by the lender to determine collateral value.

The unused lendable collateral value at the FHLB presented in the table represents only the amount immediately available to the Company from loans already pledged by the Company to the FHLB as of each consolidated balance sheet date presented. As of June 30, 2024 and December 31, 2023, the Company's total remaining credit availability with the FHLB was $276.1 million and $279.4 million, respectively, subject to the pledging of additional collateral which may include eligible investment securities and loans. In addition, the Company has access to additional

First US Bancshares, Inc. Reports Second Quarter 2024 Results

July 24, 2024

sources of liquidity that generally could be obtained over a period of time, including access to unsecured brokered deposits through the wholesale funding markets. Management believes the Company’s on-balance sheet and other readily available liquidity provide strong indicators of the Company’s ability to fund obligations in a stressed liquidity environment.

Excluding wholesale brokered deposits, as of June 30, 2024, the Company had approximately 30 thousand deposit accounts with an average balance of approximately $30.0 thousand per account. Estimated uninsured deposits (calculated as deposit amounts per deposit holder in excess of $250 thousand, the maximum amount of federal deposit insurance, and excluding deposits secured by pledged assets) totaled $206.7 million, or 21.6% of total deposits, as of June 30, 2024. As of December 31, 2023, estimated uninsured deposits totaled $200.3 million, or 21.1% of total deposits.

Tangible Balances and Measures

In addition to capital ratios defined by GAAP and banking regulators, the Company utilizes various tangible common equity measures when evaluating capital utilization and adequacy. These measures, which are presented in the financial tables in this press release, may also include calculations of tangible assets. As defined by the Company, tangible common equity represents shareholders’ equity less goodwill and identifiable intangible assets, while tangible assets represent total assets less goodwill and identifiable intangible assets.

Management believes that the measures of tangible equity are important because they reflect the level of capital available to withstand unexpected market conditions. In addition, presentation of these measures allows readers to compare certain aspects of the Company’s capitalization to other organizations. In management’s experience, many stock analysts use tangible common equity measures in conjunction with more traditional bank capital ratios to compare capital adequacy of banking organizations with significant amounts of goodwill or other intangible assets that typically result from the use of the purchase accounting method in accounting for mergers and acquisitions.

These calculations are intended to complement the capital ratios defined by GAAP and banking regulators. Because GAAP does not include these measures, management believes that there are no comparable GAAP financial measures to the tangible common equity ratios that the Company utilizes. Despite the importance of these measures to the Company, there are no standardized definitions for the measures, and, therefore, the Company’s calculations may not be comparable with those of other organizations. In addition, there may be limits to the usefulness of these measures to investors. Accordingly, management encourages readers to consider the Company’s consolidated financial statements in their entirety and not to rely on any single financial measure. The table below reconciles the Company’s calculations of these measures to amounts reported in accordance with GAAP.

First US Bancshares, Inc. Reports Second Quarter 2024 Results

July 24, 2024

		Quarter Ended					Six Months Ended
		2024		2023			2024	2023
		June 30,	March 31,	December 31,	September 30,	June 30,	June 30,	June 30,
		(Dollars in Thousands, Except Per Share Data)
		(Unaudited Reconciliation)
TANGIBLE BALANCES
Total assets		$1,083,313	$1,070,541	$1,072,940	$1,065,239	$1,068,126
Less: Goodwill		7,435	7,435	7,435	7,435	7,435
Less: Core deposit intangible		97	134	171	207	256
Tangible assets	(a)	$1,075,781	$1,062,972	$1,065,334	$1,057,597	$1,060,435

Total shareholders’ equity		$93,836	$92,326	$90,593	$87,408	$85,725
Less: Goodwill		7,435	7,435	7,435	7,435	7,435
Less: Core deposit intangible		97	134	171	207	256
Tangible common equity	(b)	$86,304	$84,757	$82,987	$79,766	$78,034

Average shareholders’ equity		$92,682	$91,645	$87,615	$86,897	$85,660	$92,164	$84,757
Less: Average goodwill		7,435	7,435	7,435	7,435	7,435	7,435	7,435
Less: Average core deposit intangible		115	151	188	229	282	133	310
Average tangible shareholders’ equity	(c)	$85,132	$84,059	$79,992	$79,233	$77,943	$84,596	$77,012

Net income	(d)	$2,127	$2,107	$2,277	$2,113	$2,023	$4,234	$4,095
Common shares outstanding (in thousands)	(e)	5,744	5,787	5,735	5,875	5,875

TANGIBLE MEASURES
Tangible book value per common share	(b)/(e)	$15.03	$14.65	$14.47	$13.58	$13.28

Tangible common equity to tangible assets	(b)/(a)	8.02%	7.97%	7.79%	7.54%	7.36%

Return on average tangible common equity (annualized)	(1)	10.05%	10.08%	11.29%	10.58%	10.41%	10.06%	10.72%

(1)
Calculation of Return on average tangible common equity (annualized) = ((net income (d) / number of days in period) * number of days in year) / average tangible shareholders’ equity (c)

Contact:	Thomas S. Elley
205-582-1200